Filed Pursuant to Rule 433

Registration Nos.: 333-208544 and 333-208544-09

Free Writing Prospectus dated November 28, 2018

Nissan Auto Receivables 2018-C Owner Trust

Issuing Entity

Nissan Auto Receivables Corporation II	Nissan Motor Acceptance Corporation
Depositor	Servicer/Sponsor

The depositor has prepared a preliminary prospectus dated November 28, 2018, which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s	S&P
Class A-1 notes	P-1 (sf)	A-1+ (sf)
Class A-2a notes	Aaa (sf)	AAA (sf)
Class A-2b notes	Aaa (sf)	AAA (sf)
Class A-3 notes	Aaa (sf)	AAA (sf)
Class A-4 notes	Aaa (sf)	AAA (sf)

It is a condition to the issuance of the notes that each class of the Class A notes receive the ratings listed above.

Underwriters

Mizuho Securities	BofA Merrill Lynch	Lloyds Securities	SMBC Nikko
BNP PARIBAS	Scotiabank	SOCIETE GENERALE	Wells Fargo Securities

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File Number 333-208544) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free (866) 271-7403.